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                                                                      EXHIBIT 12

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                              Six months ended
                                                                      June 30,

(In millions)                                           2002              2001
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                                                                    (RESTATED)
Net income                                         $   998.4         $   828.8
Income taxes                                           504.2             440.1
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Income before income taxes                           1,502.6           1,268.9
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Fixed charges:
    Interest expense (1)                             1,917.2           2,168.7
    Interest portion of rentals (2)                     33.4              29.8
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Total fixed charges                                  1,950.6           2,198.5
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Total earnings as defined                          $ 3,453.2         $ 3,467.4
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Ratio of earnings to fixed charges                      1.77              1.58

Preferred stock dividends (3)                      $    36.2         $     7.1

Ratio of earnings to combined fixed charges
  and preferred stock dividends                         1.74              1.57
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(1)  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalent based upon an effective tax rate of 33.6 percent for the six months ended June 30, 2002 and 34.7 percent for the same period in 2001.